NEWS FROM:		Exhibit 99.1

GRIFFIN INDUSTRIAL REALTY, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 286-1307

GRIFFIN ANNOUNCES CLOSING ON MORTGAGE LOAN

NEW YORK, NEW YORK (December 23, 2019) Griffin Industrial Realty, Inc. (NASDAQ: GRIF) (“Griffin”) announced that Riverbend Orlando Holdings I, LLC and Riverbend Orlando Holdings II, LLC (collectively, the “Borrowers”), each wholly owned subsidiaries of Griffin, entered into a $6.5 million nonrecourse mortgage loan (the “Mortgage Loan”) on the approximately 100,000 square foot fully-leased industrial/warehouse building in Orlando, Florida that Griffin acquired in October 2019 (such acquired property, the “Property”). The Mortgage Loan, evidenced by a Promissory Note issued by the Borrowers to Webster Bank, National Association (“Webster Bank”), has a ten year term with principal payments based on a twenty-five year amortization schedule and a variable interest rate based on the one-month LIBOR rate plus 1.75%. At closing of the Mortgage Loan, the Borrowers entered into an interest rate swap agreement with Webster Bank that effectively fixes the interest rate on the Mortgage Loan at 3.6% for the entire loan term. Approximately $5.9 million of the proceeds from the Mortgage Loan were used to repay Webster Bank for the borrowing under Griffin’s line of credit for acquisitions that was used to finance a portion of the Property’s purchase price.